Consent of Independent Auditor
We consent to the incorporation by reference in the Registration Statement of ReSearch Pharmaceutical Services, Inc. on Form S-8 (No. 333-151436) of our report dated March 9, 2009, with respect to the combined financial statements of Infociencia, S.L. and Infociencia Clinical Research, S.L. as of and for the years ended December 31, 2007 and 2006, included in this Current Report on Form 8-K/A.
/s/ McGladrey & Pullen, LLP
Chicago, IL
March 9, 2009